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                                   EXHIBIT 12

                       ACTION PERFORMANCE COMPANIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (000 OMITTED)


                                                             FISCAL YEAR ENDED SEPTEMBER 30,
                                                ------------------------------------------------------------
                                                  1996         1997         1998         1999         2000
                                                  ----         ----         ----         ----         ----
Income (loss) before income taxes......         $ 9,870      $16,910      $40,978      $46,895     $ (82,381)
Fixed charges:
Actual interest expense................              80        1,871        5,228        6,831         6,327

   Interest portion of leases..........             146          312          138          105           112
   Amortization of debt issuance costs                0          150          305           98           472
                                                -------      -------      -------      -------       -------
     Total fixed charges...............             226        2,333        5,671        7,034         6,911
                                                -------      -------      -------      -------       -------
Net income (loss) as adjusted..........         $10,096      $19,243      $46,649      $53,929       (75,470)
                                                -------      -------      -------      -------      --------
Ratio of earnings to fixed charges                 44.7x         8.2x         8.2x         7.7x           (A)
                                                =======      =======      =======      =======      ========

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(A) Due to losses in fiscal 2000, earnings did not provide at least a one to one coverage of fixed charges. The coverage deficiency is $82,381.